Exhibit 99.1

MAKO Surgical Corp. Announces Additions to Senior Management Team

FORT LAUDERDALE, FL—(GLOBENEWSWIRE)—March 29, 2010 —MAKO Surgical Corp. (NASDAQ: MAKO), a medical device company that markets both its RIO® robotic arm interactive orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as MAKOplasty®, today announced that Richard Leparmentier has been appointed to the newly created position of Senior Vice President of Engineering, assuming responsibility for MAKO’s research and development activities, which were formerly overseen by Rony Abovitz. Mr. Abovitz will remain the Chief Visionary Officer and Co-Founder of the Company.   MAKO also announced the appointment of James E. Keller to the Company’s newly created position of Senior Vice President of Regulatory Affairs and Quality Assurance.  Mr. Leparmentier, Mr. Abovitz and Mr. Keller will report to Maurice R. Ferré, M.D., MAKO’s President and Chief Executive Officer.

“As MAKO positions itself for future growth, we are fortunate to have gained the benefit of Richard’s significant leadership experience while having maintained the advantage of Rony’s visionary and strategic talents which have significantly contributed to our success to date,” said Dr. Ferré.  “Moreover, the addition of Jim Keller further advances MAKO’s efforts to build a world class management team to effectively plan for and manage our expected future growth.”

From 2007 to 2010, Mr. Leparmentier served as U.S. VP of Design and Engineering for ASML, a Dutch lithography equipment company. From 1995 to 2006, Mr. Leparmentier held various positions with GE Healthcare, including Vice President of OEC-Surgery Engineering, a leader in surgical x-ray and navigation equipment, Engineering Manager for radiography products in China, and Lead System Designer for radiographic products in Buc, France. Mr. Leparmentier holds an Engineering Degree in Biology and Micromechanics from Ecole Politechnique in France.

From 2008 to 2009, Mr. Keller served as VP of Regulatory Affairs & Pharmacovigilence for Medicis Pharmaceutical Corp., a mid-cap diversified drug and Class 3 medical device company for the aesthetic and dermatology markets. From 2007 to 2008, Mr. Keller served as Vice President of Regulatory Affairs & Quality Assurance for F. Dohmen Company, a small healthcare services company. From 2005 to 2007, Mr. Keller served as the Vice President of Clinical, Spinal & Biologics for the orthopedic and biologics division of Medtronic, a large medical device company.  From 2001 to 2005, Mr. Keller served as Vice President of Regulatory Affairs & Quality Assurance for Light Sciences Corporation, an early-stage biotechnology development company.  From 1996 to 2000, Mr. Keller served as Vice President of Regulatory Affairs for Mallinckrodt, a pharmaceutical and medical device company.  Beginning in 1987, Mr. Keller held various positions with E.I. Du Pont de Nemours, including Associate Director of Regulatory Affairs with DuPont Pharmaceuticals and Manager of Regulatory Affairs, Quality Assurance and Government Affairs with DuPont Medical Products. Mr. Keller holds a B.S. in Microbiology from Clemson University and an M.B.A. from John M. Olin School of Business, Washington University.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO’s resurfacing RESTORIS implants through a minimal incision. The FDA-cleared RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding to buy MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s products, unanticipated issues associated with any healthcare reform legislation that may be enacted, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 10, 2010. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 “MAKOplasty®,” “RESTORIS®,” “RIO®,” “Tactile Guidance System™” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

CONTACT:

Investors:
MAKO Surgical Corp.
Susan M. Verde
954-927-2044 x349
sverde@makosurgical.com

or

Westwicke Partners
Mark Klausner
410-321-9650
mark.klausner@westwickepartners.com

Source: MAKO Surgical Corp.